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                                   Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 22, 2002, accompanying Peoples Bank of Northern Kentucky's Statement of Assets Subject to Sale and Liabilities Subject to Assumption as of September 30, 2002 and the related Statements of Income and Expenses, Comprehensive Income and Cash Flows for the year then ended. These financial statements are contained in the Bank of Kentucky Financial Corporation's Form 8-K to be filed with the Securities and Exchange Commission on or about February 7, 2003. We hereby consent to the incorporation by reference of our report in the Form 8-K in Bank of Kentucky Financial Corporation's Forms S-8 (333-37011 and 333-39322).

GRANT THORNTON LLP


Cincinnati, Ohio
February 7, 2003

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